UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 23, 2017
PRA Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 23, 2017, the Board of Directors (the “Board”) of PRA Group, Inc. (the “Company”) appointed Steve Fredrickson, 57, the Company’s Chief Executive Officer and Chair of the Board, to serve as Executive Chairman of the Board, effective June 1, 2017 (the “Effective Date”). The Board also appointed Kevin Stevenson, 52, the Company’s President and Chief Administrative Officer, to serve as Chief Executive Officer, effective as of the Effective Date.
In connection with Mr. Fredrickson’s appointment as Executive Chairman, the Company and Mr. Fredrickson have entered into an employment agreement that supersedes his existing employment agreement as of the Effective Date (the “Employment Agreement”) and provides that Mr. Fredrickson shall, in addition to serving as a member of the Board, serve as Executive Chairman and remain an employee of the Company through the date of the Company’s 2018 Annual Meeting of Stockholders. Mr. Fredrickson will be provided an annual base salary of $600,000, along with other perquisites and benefits provided to Company employees. Mr. Fredrickson also will be entitled to receive an annual bonus as set forth in the Company’s Annual Bonus Plan, with a target opportunity of $800,000 and $650,000 for 2017 and 2018, respectively. Should the Employment Agreement term be extended by mutual agreement, Mr. Fredrickson may continue participating in the Company’s Annual Bonus Plan on the same basis as other senior executives of the Company. Mr. Fredrickson shall also continue to be eligible to receive equity awards as permitted by the Company’s Omnibus Incentive Plan (the “Incentive Plan”). All preexisting equity awards shall continue to be subject to the existing terms of the Incentive Plan and related award agreements, with continued Board service considered continued service for vesting purposes.
If Mr. Fredrickson is terminated without cause or if the Company materially breaches the Employment Agreement and does not cure the breach within 30 days of notice, then the Company shall continue to treat Mr. Fredrickson as though he remains employed by the Company through the term of the Employment Agreement for purposes of base salary and bonus payments, provided Mr. Fredrickson executes a waiver and general release of certain claims. Following termination of Mr. Fredrickson’s employment, Mr. Fredrickson will be subject to non-disclosure, non-compete and non-solicitation obligations.
In connection with Mr. Stevenson’s appointment as Chief Executive Officer, Mr. Stevenson entered into an employment agreement with the Company effective June 1, 2017, with substantially similar terms as his existing employment agreement as President and Chief Administrative Officer, except that the term of the agreement generally will continue until December 31, 2020 unless earlier terminated in accordance with the provisions of the agreement or unless extended for up to two years in the event of a change in control, and each of Mr. Stevenson’s annual base salary and target bonus will be increased to $900,000 (prorated for partial years of employment pursuant to the agreement).

There are no arrangements or understandings between Mr. Stevenson and any other persons pursuant to which he was selected as Chief Executive Officer. There are no family relationships between Mr. Stevenson and any director or executive officer of the Company, and Mr. Stevenson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
On February 28, 2017, the Company issued a press release announcing these appointments. A copy of the press release is attached hereto as Exhibit 99.1 and the biographical information for Messrs. Fredrickson and Stevenson contained therein is incorporated herein.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit 99.1    Press release dated February 28, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

Date: March 1, 2017	By:	/s/ Peter M. Graham
Peter M. Graham
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press release dated February 28, 2017